FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Limited Partnership Agreement (the “Agreement”) of Soleil Capital L.P., a Delaware limited partnership (the “Partnership”), is hereby adopted, effective as of the 10th day of September, 2015, by and among Soleil Capital Management L.L.C., a Delaware limited liability company, as the managing general partner of the limited partnership (the “Managing General Partner”), and all current and prospective limited partners of the Partnership (collectively, “Limited Partners”). Capitalized terms used but not defined in this Amendment shall have the respective meanings given to such terms in the Agreement. Each reference to “hereby,” “hereof,” “hereunder” and “this Agreement” in the Agreement shall, from and after the effective date of this Amendment, refer to the Agreement as amended by the Amendment.

WHEREAS, Section 2.2 of the Agreement provides that the Managing General Partner, without the approval of the Limited Partners, may change the name of the Partnership at any time and from time to time by filing an amendment to the Certificate of Limited Partnership (and upon any such filing the Agreement shall be deemed automatically amended to change the name of the Partnership) and thereafter notify the Limited Partners of such change in the next regular communication to the Limited Partners;

WHEREAS, General Partner is authorized to execute, sign, acknowledge and file any amendment to the Agreement on behalf of Limited Partners through powers of attorney executed by existing Limited Partners and prospective Limited Partners admitted to the Partnership in favor of, and granted and delivered to the General Partner pursuant to Sections 2.6(a)(i) and 10.2(a) of the Agreement;

WHEREAS, the Managing General Partner has elected to change the name of the Partnership to “VPR Brands, LP” pursuant to the terms and provisions of this Amendment and will provide the Limited Partners written notice of such name change during the next regular communication to the Limited Partners; and

WHEREAS, the General Partner desires to amend the Agreement to further evidence the change in the name of the Partnership pursuant to the terms and provisions of this Amendment.

NOW, THEREFORE, the General Partner does hereby amend the Agreement as follows:

1. The first sentence of Section 2.2 of the Agreement is hereby deleted in its entirety and the following sentence shall be substituted in its place:

“The name of the Partnership shall be “VPR Brands, LP””

2. All references in the Agreement to “Soleil Capital L.P.” are hereby replaced with “VPR Brands, LP”.

3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

4. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Managing General Partner has caused this Amendment to be duly executed by an authorized officer as of the date first written above.

VPR BRANDS, LP

BY:	SOLEIL CAPITAL MANAGEMENT L.L.C.
as its General Partner

By:	/s/ Kevin Frija
Name:	Kevin Frija
Title:	Manager

BY:	LIMITED PARTNERS
All current and prospective Limited Partners,
pursuant to powers of attorney now and hereafter
executed in favor of, and granted and delivered to
the General Partner.

BY:	SOLEIL CAPITAL MANAGEMENT
L.L.C., on behalf of Limited Partners

By:	/s/ Kevin Frija
Name:	Kevin Frija
Title:	Manager